Exhibit 99.1

Marina Biotech, Inc. Announces Second Quarter 2011

Financial Results

Highlights Second Quarter and Recent Corporate Accomplishments

Bothell, WA, August 11, 2011 – Marina Biotech, Inc. (Nasdaq: MRNA), a leading RNA-based drug discovery and development company, today reported financial results for the second quarter and six months ended June 30, 2011, and highlighted recent corporate accomplishments.

“We have a single focused objective through the end of the year and that is to continue to validate our broad nucleic acid-based drug discovery platform,” stated J. Michael French, President and CEO of Marina Biotech, Inc. “Because of the breadth of our platform, validation comes in many forms: the continued dosing of patients in our START-FAP clinical trial; successful advancement of our collaboration with The Debiopharm Group for the development of a bladder cancer therapeutic; continued success in both pre-clinical and clinical programs with early collaborators and a licensee; our own internal efforts which have recently been focused on single-stranded nucleotide therapeutics using our proprietary CRN technology; and finally, the potential for collaborations with large pharmaceutical companies around a specific therapeutic target or targets. We recently raised capital which we plan to use judiciously to achieve the above objectives. We have put together one of the broadest nucleic acid-based drug discovery engines in the biotechnology sector and believe that we will be successful in leveraging its substantial capability into successful collaborations and clinical programs.”

FINANCIAL RESULTS

Net loss

Net loss for the second quarter of 2011 was approximately $3.6 million or $0.08 per share, compared to approximately $4.1 million or $0.34 per share for the same period of 2010. For the six months ended June 30, 2011, net loss was approximately $7.3 million, or $0.19 per share, compared to $13.6 million, or $1.13 per share for the same period of 2010.

Revenue

Revenue was approximately $0.1 million and $0.3 million for the second quarter and year-to-date period ended June 30, 2011, respectively, compared to $0.2 million and $0.4 million for the same periods of 2010. In February 2011, we announced an exclusive agreement with Debiopharm for the development and commercialization of our pre-clinical program in bladder cancer. The agreement funds the current and future development of the bladder cancer program up to an agreed upon amount and also includes up to $24 million in future milestones as well as royalties on net sales.

Expenses

Research and development (“R&D”) expenses for the second quarter were $2.8 million compared to $3.8 million for the same period of 2010. The 28% decrease in the second quarter of 2011 and 18% decrease on a year-to-date basis compared to 2010 were due primarily to one time patent license fees in 2010 related to the acquisition of intellectual property related to Conformationally Restricted Nucleotides from Valeant Pharmaceuticals and expanded license rights from Ribotask. Direct project-related research and development expenses were comparable to the 2010 periods as we continued to advance our RNA therapeutics pipeline.

Selling, general and administrative (“SG&A”) expenses for the second quarter were $2.7 million compared to $2.2 million for the same period of 2010. The increase of approximately 22% in the second quarter of 2011 compared to 2010 was primarily a result of transaction costs of $0.7 million relating to our issuances of warrants in 2011. In the year-to-date period, SG&A expenses decreased approximately 3% compared to 2010 due to merger-related costs recorded in 2010 for our acquisition of Cequent Pharmaceuticals.

Interest and Other Expense

We did not incur any interest and other expense in 2011. We recorded interest and other expense of approximately $0.5 million and $1.3 million in the second quarter and first half of 2010, respectively, which related primarily to the non-cash amortization of debt issuance costs and debt discount resulting from the fair value of price adjustable warrants issued to note holders.

Other Income/(Expense)

We recorded a net gain of approximately $1.9 million in the second quarter of 2011 and $3.5 million in the first half of 2011, related to the re-measurement of price-adjustable warrants and subscription investment units required to be classified as liabilities. In 2010, we recorded a net gain of $2.6 million in the second quarter and net expense of $0.1 million in the first half of the year relating to these liabilities. The liabilities are re-measured at the end of each accounting period, and increase or decrease with changes in our stock price and other variables in our valuation model.

Balance Sheet

As of June 30, 2011 we had cash of approximately $5.9 million, including approximately $1.2 million in restricted cash, compared to $2.1 million, including approximately $1.0 million in restricted cash, as of December 31, 2010. As a result of our cash position and other factors, we received a “going concern” opinion from KPMG LLP, our independent registered public accounting firm, on our 2010 financial statements, which was included in our 10-K for the 2010 fiscal year.

SECOND QUARTER AND RECENT CORPORATE ACCOMPLISHMENTS

Advanced RNA Clinical Program:

•

Completed dosing of the first cohort in the dose escalating phase of our START-FAP (Safety and Tolerability of An RNAi Therapeutic in Familial Adenomatous Polyposis) Phase 1b/2a clinical trial with CEQ508.

•

Presented results from a 281 day non-human primate long-term toxicology study showing no test article related toxicities and a No Observed Adverse Effect Level of 10[11] cfu/day. The results were presented at the 102nd Annual AACR Meeting.

Advanced RNA Drug Discovery Platform:

•	Reported that the delivery of a microRNA mimetic in a SMARTICLES® formulation provided greater than 80% inhibition of tumor growth.

•

Demonstrated that our proprietary Conformationally Restricted Nucleotides (CRN) technology is highly active as a microRNA antagonist with in vitro results showing a greater than 90% inhibition by a CRN-substituted construct, compared to 30% inhibition with an all-DNA construct, as an inhibitor to microRNA-21 (miR-21). In addition, reported that a CRN-substituted microRNA antagonist demonstrated increased potency with an approximate 60-fold improvement in the IC50.

•

Demonstrated an up to 2.5-fold derepression of down-stream targets of a well-established microRNA, miR-122, with a 10 mg/kg dose of a CRN-modified microRNA antagonist. The CRN modified antagonist was well tolerated with repeat-dosing.

•	Published pre-clinical research in Molecular Therapeutics, a Nature publication, on systemic delivery of siRNAs using our proprietary DiLA[2] delivery technology.

Advanced Intellectual Property Portfolio:

•

Continued to advance our global intellectual property portfolio which now includes 72 issued or allowed patents; 44 U.S. patent applications; 161 foreign patent applications; and 7 PCT applications providing broad coverage for siRNAs, chemistry, delivery and gene targets:

•

Announced that the Australian Patent Office issued a Notice of Allowance for patent application AU2005316458 with claims that broadly cover attenuated bacteria as a therapeutic platform for the delivery of short interfering RNA (siRNA) molecules that target disease-related genes (tkRNAi platform);

•

Announced that the Canadian Patent Office issued a Notice of Allowance for patent application 2,438,116 with claims that broadly cover amphoteric liposomal formulations (SMARTICLES®) and their use for the delivery of nucleic acids and other compounds with therapeutic application;

Strengthened Balance Sheet:

Raised $6.3 million in net proceeds in a public offering in May 2011. As a result of exercises of warrants related to the May financing, we added an additional $3.1 million in cash to our balance sheet ($2.2 million in June 2011, and $0.9 million in July 2011, with the July cash proceeds being net of refunds which we were required to issue as a result of the adjustment in the warrant exercise price on July 5, 2011).

Presented at Scientific and Investor Meetings and Conferences:

•	Presented at the following scientific meetings: 2nd RNAi Research & Therapeutics Conference, IBC Life Sciences TIDES Conference, and AACR 102nd Annual Meeting.

•	Presented at the following investor and partnering meetings: 10th Annual Needham Healthcare Conference and the 2011 BIO International Convention.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company, focused on the development and commercialization of RNA interference- (RNAi) and RNA-based therapeutics. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs — in bladder cancer and malignant ascites. Marina Biotech has entered an exclusive agreement with the Debiopharm Group for the development and commercialization of the bladder cancer program. Marina Biotech’s goal is to improve human health through the development of RNAi and RNA-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:

Marina Biotech, Inc.:

Peter Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
	(Unaudited)
License and other revenue	$193	$129	$377	$343

Operating expenses:
Research and development	3,837	2,772	7,436	6,122
Selling, general and administrative	2,248	2,748	4,807	4,651
Restructuring	260	58	286	286

Total operating expenses	6,345	5,578	12,529	11,059

Loss from operations	(6,152)	(5,449)	(12,152)	(10,716)
Other income (expense):
Interest and other expense	(544)	—	(1,324)	—
Change in fair value price of adjustable warrants and subscription investment units	2,595	1,864	(115)	3,466

Net loss	$(4,101)	$(3,585)	$(13,591)	$(7,250)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.34)	$(0.08)	$(1.13)	$(0.19)

Shares used in computing net loss per share – basic and diluted	12,219	45,395	12,027	38,282

Selected Balance Sheet Data (In Thousands)	December 31, 2010	June 30, 2011
	(Unaudited)
Cash (includes restricted cash of $1,017 and $1,157, respectively)	$2,083	$5,862
Accounts Receivable	59	5
Property and Equipment and Other Assets	4,567	3,603
Intangible Assets	22,734	22,734

Total Assets	29,443	32,204

Fair Value Liabilities for Price Adjustable Warrants and Subscription Investment Units	3,266	6,458
Accounts Payable	3,922	2,611
Accrued Payroll and Employee Benefits	781	882
Other Accrued Liabilities and Accrued Restructuring	1,685	1,387
Liability For Refund of Warrant Exercises	—	1,519

Deferred Revenue	34	510
Deferred Tax Liabilities	1,202	1,202

Other Non-Current Liabilities	1,384	1,319

Total Liabilities	12,274	15,888

Accumulated Deficit	(290,770)	(298,020)